Exhibit (a)(1)(B)

Eaton Vance Corp.

Amended and Restated Offer to Exchange Eaton Vance Corp. Deferred Stock Awards
related to Parametric Phantom Incentive Units

for

Eaton Vance Corp. Restricted Stock Awards

at a Fixed Exchange Ratio

INSTRUCTIONS TO ELECTION FORM

Concepts and terms used herein are further described and defined in the Amended and Restated Offer to Exchange Eaton Vance Corp. Deferred Stock Awards related to Parametric Phantom Incentive Units for Eaton Vance Corp. Restricted Stock Awards at a Fixed Exchange Ratio, dated August 28, 2019, as amended on September 10, 2019, referred to herein as the Offer to Exchange. Please read the Offer to Exchange in its entirety. You may tender your election by completing and delivering the Election Form by following the instructions below.

1.	Defined Terms. All terms used in the Election Form but not defined have the meaning given to them in the Offer to Exchange.
2.	Expiration Time. The exchange offer and any rights to tender or to withdraw a tender of eligible awards expire at 7:00 p.m., Eastern Time, on September 27, 2019, unless the exchange offer is extended.
3.	Delivery of Election Form. If you intend to tender eligible awards in the exchange offer, you must deliver, and Eaton Vance must receive, a signed copy of the Election Form before the expiration time noted above. You must deliver your signed Election Form by email (by PDF or similar imaged document file) to the email address included in your Election Form. Your Election Form will be effective only upon receipt by us. Eaton Vance will accept delivery of the signed Election Form only by email. You are responsible for making sure that the Election Form is delivered to the email address indicated above.
4.	Withdrawal of Election. Elections to exchange eligible awards may be withdrawn at any time before 7:00 p.m., Eastern Time, on September 27, 2019, unless we extend the expiration time, in which case withdrawals must be received before such extended expiration time.

To withdraw tendered eligible awards, you must deliver, and Eaton Vance must receive, a signed Withdrawal Form no later than the expiration time. You must use email to deliver your Withdrawal Form to the email address indicated above in accordance with Section 3 above.

Withdrawals may not be rescinded and any eligible awards withdrawn will not be considered to be properly tendered, unless the withdrawn eligible awards are properly re-tendered before the expiration time by following the procedures described in Section 3 above.

5.	Signatures. Please sign and date the Election Form. Except as described in the following sentence, the Election Form must be signed by the eligible employee who holds the eligible awards to be tendered exactly as such eligible employee’s name appears on the applicable eligible award. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided on the Election Form.
6.	Requests for Assistance or Additional Copies. Any questions or requests for assistance regarding the exchange offer (including requests for additional or hard copies of the Offer to Exchange or the Election Form or the Withdrawal Form) should be directed to Dan Ethier by email at his Eaton Vance email address at DEthier@eatonvance.com or by telephone at 617-672-8581.

7.	Irregularities. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible awards. Our determination of these matters will be final and binding on all persons. We reserve the right to reject any Election Form or any awards tendered for exchange that we determine are not in appropriate form or are unlawful to accept. Subject to the terms and conditions of the exchange offer, we will accept all properly tendered awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of the exchange offer or any defect or irregularity in any tender of any particular awards or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and tendered awards. No tender of awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering award holder or waived by us. Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form, nor will anyone incur any liability for failure to give any notice.

8.	Conditional or Contingent Offers. Eaton Vance will not accept any alternative, conditional or contingent tenders.

9.	Important Tax Information. You should refer to Section 14 (“Material Income Tax Consequences”) of the Offer to Exchange, which contains important tax information. We encourage all eligible employees to consult with tax advisors if you have questions about your financial or tax situation.

10.	Eligible Award Information. If you would like to review all of your eligible awards, please refer to your account with Charles Schwab.
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Eaton Vance Corp.

Amended and Restated Offer to Exchange Eaton Vance Corp. Deferred Stock Awards
related to Parametric Phantom Incentive Units

for

Eaton Vance Corp. Restricted Stock Awards

at a Fixed Exchange Ratio

ELECTION FORM

VIA EMAIL TO [THE EMAIL ADDRESS SPECIFIED
IN THE ELECTION FORM PROVIDED TO
ELIGIBLE PARTICIPANTS]

To:	Eaton Vance Corp.

Concepts and terms used herein are further described and defined in the Amended and Restated Offer to Exchange Eaton Vance Corp. Deferred Stock Awards related to Parametric Phantom Incentive Units for Eaton Vance Corp. Restricted Stock Awards at a Fixed Exchange Ratio, dated August 28, 2019, as amended on September 10, 2019, referred to herein as the Offer to Exchange. Please read the Offer to Exchange in its entirety.

I acknowledge that:

  I understand that, upon acceptance by Eaton Vance Corp. (“Eaton Vance”), this Election Form will constitute a binding agreement between Eaton Vance and me.

  I understand that if I validly tender eligible awards for exchange, and such eligible awards are accepted, I will receive restricted stock awards (“RSAs”) granted under the Eaton Vance Corp. 2013 Omnibus Incentive Plan, as amended (the “EVC 2013 Plan”). The number of RSAs will be determined using a fixed exchange ratio that is calculated based on (i) the estimated fair value as of July 19, 2019 of Parametric Phantom Incentive Units (“Incentive Units”) as set forth in the Offer to Exchange ($2,939 per Incentive Unit under the 2016 Parametric Phantom Incentive Plan (the “2016 Parametric Plan”) and per 100 Incentive Units under the 2018 Parametric Phantom Incentive Plan (the “2018 Parametric Plan”)) divided by (ii) the closing price on the New York Stock Exchange (“NYSE”) of shares of non-voting common stock of Eaton Vance on July 19, 2019 (which was $44.34). After applying the exchange ratio, fractional RSAs will be rounded up to the nearest whole RSA on a grant-by-grant basis.

Eligible awards granted on November 1, 2016 and November 1, 2017 are under the 2016 Parametric Plan. Eligible awards granted on January 10, 2018 and November 1, 2018 are under the 2018 Parametric Plan. The same exchange ratio will apply regardless of the date of grant of the eligible award (subject only to adjustment for the unitization of awards under the 2018 Parametric Plan), as described in the Offer to Exchange.

  I understand that the RSAs will vest on the same time-based vesting schedule as my current Incentive Units. Vesting of the RSAs will be conditioned upon my continued employment with Eaton Vance (or one of its subsidiaries or affiliates), subject to limited exceptions for death or disability (though disability is defined under the EVC 2013 Plan with respect to the RSAs rather than under the eligible awards). Subject to the limited exceptions for death or disability, this means that I will be required to remain employed with Eaton Vance (or one of its subsidiaries or affiliates) through the applicable remaining vesting dates in order for the RSAs to vest.

  I understand that RSAs will be granted under and subject to the provisions of the EVC 2013 Plan and the form of RSA Agreement made available to me. Upon acceptance by Eaton Vance, this Election Form will constitute a binding agreement between Eaton Vance and me to be bound by the terms of the form of RSA Agreement with respect to the RSAs granted in the exchange offer.

  Eaton Vance has advised me to consult with my own advisors, including legal counsel, accountant and/or financial advisor, as to the consequences of participating or not participating in the exchange offer.

  To remain eligible to participate in the exchange offer, I understand that I must remain in continued employment with Parametric Portfolio Associates LLC (“Parametric”) as an eligible employee through the expiration time, which is scheduled to be 7:00 p.m., Eastern Time, on September 27, 2019, unless the exchange offer is extended. I understand that if I do not remain in continued employment with Parametric through the expiration time, then I would no longer hold eligible awards and accordingly I would not be able to participate in the exchange offer.

  I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer will be construed as a right to continued employment with Eaton Vance or Parametric (or any of their respective parents or subsidiaries).

  I understand that, in accordance with the exchange offer, Eaton Vance may terminate, modify or amend the exchange offer and postpone its acceptance and cancellation of any eligible awards that I have tendered for exchange. As a result, I understand that if my eligible awards tendered for exchange are not accepted, they will remain outstanding until they vest or expire by their terms and will retain their terms and conditions as set forth in the relevant plan and agreement related to such eligible awards.

  I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my eligible awards at any time until the exchange offer expires as described in the exchange offer materials. I understand that this decision to exchange my eligible awards will become irrevocable at 7:00 p.m., Eastern Time, on September 27, 2019, unless the exchange offer is extended. In addition, I understand that, although Eaton Vance intends to accept all properly tendered awards promptly upon the expiration time, if Eaton Vance has not accepted my tendered awards by October 25, 2019, I may withdraw my tendered awards at any time thereafter.
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  I assign and transfer to Eaton Vance all right, title and interest in and to all of the eligible awards that I am tendering, and I agree that I shall have no further right or entitlement with respect to the tendered eligible awards on the date Eaton Vance accepts those eligible awards for exchange and cancellation. I understand that my subsequent death or incapacity will not affect the authority of Eaton Vance to take the actions described in the exchange offer with respect to eligible awards that I have tendered for exchange and that have been accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this Election Form will be binding upon my heirs, personal representatives, successors and assigns.

  I agree to all of the terms and conditions of the exchange offer contained in the Amended and Restated Offer to Exchange Eaton Vance Corp. Deferred Stock Awards related to Parametric Phantom Incentive Units for Eaton Vance Corp. Restricted Stock Awards at a Fixed Exchange Ratio, dated August 28, 2019, as amended on September 10, 2019, and related exhibits.

  I hereby represent and warrant that I have full power and authority to elect to surrender all of my eligible awards and that, when and to the extent such eligible awards are accepted by Eaton Vance, such eligible awards will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible awards will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible awards, or my spouse or registered domestic partner has consented to and agreed to be bound by this Election Form. Upon request, I will execute and deliver any additional documents deemed by Eaton Vance to be necessary or desirable to complete the exchange of the eligible awards I am electing to exchange.

Please check the following box if you wish to participate in the exchange offer:

☐	Yes, I wish to participate in the exchange offer as to ALL of my outstanding eligible awards. All of my outstanding eligible awards will be cancelled irrevocably on September 27, 2019, or such extended day of expiration.

I UNDERSTAND THAT THIS ELECTION FORM WILL REPLACE ANY ELECTION I PREVIOUSLY SUBMITTED.

Signature of Eligible Employee	Date
Name of Eligible Employee (please print or type)
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NOTE TO ELIGIBLE EMPLOYEES IN COMMUNITY PROPERTY STATES

If you are married and reside in a state the laws of which provide that a spouse or registered domestic partner has a community property interest in the eligible awards, in order to elect to tender your eligible awards your spouse or registered domestic partner must consent, agree to be bound and agree that any such community property interest shall similarly be bound, by this Election Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your signature constitutes your representation and warranty to Eaton Vance that either you are not married and do not have a registered domestic partner, your spouse or registered domestic partner has no community or other marital property rights in the eligible awards or your spouse or registered domestic partner has consented to and agreed to be bound by this Election Form. You should consult your personal outside advisors if you have questions about spousal consent.

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